Exhibit 10.22

North Charleston, SC (Home2)

PURCHASE CONTRACT

between

THE GENERATION COMPANIES, LLC (“SELLER”)

AND

APPLE SUITES REALTY GROUP, INC. (“BUYER”)

Dated: November 5, 2010

i

8.12	Bulk Sales	21
8.13	Indemnification	21
8.14	Escrow Funds	23

ARTICLE IX	CONDITIONS FOR CLOSING	24
9.1	Buyer’s Conditions for Closing	24
9.2	Seller’s Conditions for Closing	25

ARTICLE X	CLOSING AND CONVEYANCE	25
10.1	Closing	25
10.2	Deliveries of Seller	26
10.3	Buyer’s Deliveries	27

ARTICLE XI	COSTS	28
11.1	Seller’s Costs	28
11.2	Buyer’s Costs	28

ARTICLE XII	ADJUSTMENTS	28
12.1	Adjustments	28
12.2	Reconciliation and Final Payment	29
12.3	Employees	30

ARTICLE XIII	CASUALTY AND CONDEMNATION	30
13.1	Risk of Loss; Notice	30
13.2	Buyer’s Termination Right	30
13.3	Procedure for Closing	31

ARTICLE XIV	DEFAULT REMEDIES	31
14.1	Buyer Default	31
14.2	Seller Default	31
14.3	Attorney’s Fees	31

ARTICLE XV	NOTICES	32

ARTICLE XVI	MISCELLANEOUS	33
16.1	Performance	33
16.2	Binding Effect; Assignment	33
16.3	Entire Agreement	33
16.4	Governing Law	33
16.5	Captions	33
16.6	Confidentiality	33
16.7	Closing Documents	34
16.8	Counterparts	34
16.9	Severability	34
16.10	Interpretation	34
16.11	(Intentionally Omitted)	34
16.12	Further Acts	34

ii

16.13	Joint and Several Obligations	34
16.14	Notice of Proposed Listing	34
16.15	Construction Loan	35
16.16	Title to Land	35

SCHEDULES:

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	List of FF&E
Exhibit C	List of Hotel Contracts
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports
Exhibit F	Claims or Litigation Pending
Exhibit G	Escrow Agreement
Exhibit H	Construction Warranty
Exhibit I	Pre-Opening Budget

iii

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of November 5, 2010, by and between THE GENERATION COMPANIES, LLC, a North Carolina limited liability company (“Seller”) with a principal office at 1822 N.C. Highway 54 East, Suite 300, Durham, North Carolina 27713, and APPLE SUITES REALTY GROUP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns as permitted under Section 16.2 herein (“Buyer”).
RECITALS

          A. Seller is or will become the fee simple owner of the land located in the City of North Charleston, County of Charleston, South Carolina, identified in on Exhibit A attached hereto and incorporated herein by reference. Seller intends to construct a hotel on such land containing 122 suites to be operated as a Home2 by Hilton hotel.

          B. Buyer is desirous of purchasing such land and the hotel to be constructed thereon from Seller upon completion of the hotel, and Seller is desirous of selling such land and hotel to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

          1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:

“Additional Deposit” shall mean $100,000.

“Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land but not any adjacent parcels of Seller, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land. If Seller owns contiguous parcels of land, “Appurtenances” shall apply only to the Land and not any such contiguous parcels.

“Architect” shall mean the architect for the Hotel, The Neil Luton Planning Group.

          “Brand” shall mean Home2 by Hilton, the hotel brand or franchise under which the Hotel will operate.

          “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia or the state in which the Real Property is located.

“Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Construction Lender” shall mean RBC Bank (USA).

“Construction Warranty” shall have the meaning set forth in Section 8.8.

“Contractor” shall mean the contractor for the Hotel, Tri Construction Associates, Inc.

“Contracts, Plans and Specs” shall mean all construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports in the possession or control of Seller at the time of mutual acceptance of this Contract and those created during the term of this Contract.

“Deed” shall have the meaning set forth in Section 10.2(a).

“Deposits” shall mean, to the extent assignable, all prepaid rents and deposits, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that to the extent Seller has not received or does not hold all of the prepaid rents and/or deposits attributable to the Leases related to the Property, Buyer shall be entitled to a credit against the cash portion of the Purchase Price allocable to the Property in an amount equal to the amount of the prepaid rents and/or deposits attributable to the Leases transferred at the Closing of such Property, and provided further, that “Deposits” shall exclude (i) reserves for real property taxes and insurance, in each case, to the extent pro rated on the settlement statement such that Buyer receives a credit for (a) taxes and premiums in respect of any period prior to Closing and (b) the amount of deductibles and other self-insurance and all other potential liabilities and claims in respect of any period prior to Closing, and (ii) utility deposits.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall have the meaning set forth in Section 2.5(a).

“Environmental Requirements” shall have the meaning set forth in Section 7.1(f)

“Escrow Agent” shall have the meaning set forth in Section 2.5(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.5(b).

“Escrow Funds” shall have the meaning set forth in Section 8.14.

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Existing Franchise Agreement” shall mean that certain franchise license agreement between the Seller and the Franchisor, granting Seller a franchise to operate its Hotel under the Brand.

“FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel or (ii) leased by Seller pursuant to an FF&E Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E will be attached hereto as Exhibit B at least 15 days prior to Closing.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.

“Financial Statements” shall have the meaning set forth in Section 3.1(b).

“Force Majeure” shall mean (i) strikes, lockouts or labor disputes, (ii) the inability through no fault of the Seller to obtain labor or materials or reasonable substitutes therefor, (iii) acts of God and adverse weather conditions, (iv) enemy or hostile governmental action or acts of terrorism, (v) governmental restrictions such as embargoes, (vi) civil commotion, (vii) fire or other casualty or (viii) other conditions similar to those enumerated above that are beyond the control of Seller, but in each case excluding any such events or conditions that merely result in increased costs to Seller.

“Franchise Agreement” shall mean the franchise license agreement, in form reasonably acceptable to Buyer, between Franchisor and Buyer.

“Franchisor” shall mean Hilton Worldwide, Inc. or its affiliate.

“Hotel” shall mean the hotel to be constructed on the Land, including all Improvements and Personal Property associated therewith, to be known generally as the “North Charleston Home2 Suites by Hilton”.

“Hotel Contracts” shall have the meaning set forth in Section 10.2(d).

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements now existing or to be constructed on the Land, and all related facilities, provided, however, that the term “Improvements” shall not include any buildings, structures, fixtures, parking areas and other improvements that are or will be demolished or removed in connection with the construction and development of the Hotel.

“Indemnified Party” shall have the meaning set forth in Section 8.13(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.13(c)(i).

“Initial Deposit” shall have the meaning set forth in Section 2.5(a).

“Knowledge”, “knowledge” or “known to” or similar statements shall mean, with respect to Seller, the actual knowledge of H. Mark Daley, III or Jeffrey P. Castleberry, and with respect to Buyer, the actual knowledge of Nelson Knight.

“Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

“Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.13(c)(ii).

“Legal Requirements” shall mean any and all statutes, laws, ordinances, zoning and other codes, rules, regulations and requirements of any governmental authority applicable to the Property or any of the parties to this Contract.

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

“Management Agreement” means the management agreement to be entered into between Buyer and the Manager for the operation and management of the Hotel on and after the Closing Date.

“Manager” shall mean the management company chosen by Buyer to operate the Hotel from and after Closing.

“Other Property” shall have the meaning set forth in Section 16.14.

“Pending Claims” shall have the meaning set forth in Section 7.1(e).

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“Plans and Specifications” shall have the meaning set forth in Section 8.3.

“Pre-Opening Costs” shall have the meaning set forth in Section 8.7.

“Pre-Opening Program” shall have the meaning set forth in Section 8.7.

“Post-Closing Agreement” shall have the meaning set forth in Section 8.14.

“Property” shall mean, collectively (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, the Franchise Agreement, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Lease.

“Punch List Items” shall mean such items (i) as are reasonably necessary or appropriate to fully complete the construction, equipping and furnishing of the Hotel in accordance with this Contract and (ii) that, unless otherwise agreed by Buyer in its sole discretion, (a) individually and in the aggregate do not and will not prohibit, cause a delay in or otherwise adversely affect, under applicable Legal Requirements, the Franchise Agreement or otherwise, the opening of the Hotel for business to the public or the continued occupancy and operation of the Hotel as contemplated under the Brand and (b) may be corrected or completed, subject to delays caused by Force Majeure, within not more than sixty (60) days after Substantial Completion of the Hotel.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

“Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Franchisor), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by Seller and/or in a Seller’s possession or control, or to which a Seller has access or may obtain from the Franchisor, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, and proforma budgets and projections and construction budgets and contracts related to the development and construction of the Hotel and a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final Plans and Specifications for the Hotel.

“Release” shall have the meaning set forth in Section 7.1(f).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.11.

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Seller Parties” shall have the meaning set forth in Section 7.1(e).

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

          “Substantial Completion,” including variations thereof such as “Substantially Complete” and “Substantially Completed” shall mean: (i) the Architect and the Contractor have issued a certificate of substantial completion in form and substance satisfactory to Buyer certifying that the Hotel has been constructed substantially in accordance with the Plans and Specifications and the Legal Requirements, (ii) at least a temporary certificate of occupancy authorizing the opening of the Hotel for business to the public and for operation under the Brand has been issued by the local governing authority and is in full force and effect, (iii) all other final and unconditional consents, approvals, licenses and operating permits necessary or appropriate for the Hotel to open for business to the public and to operate under the Brand have been issued by and obtained from all applicable governmental and regulatory authorities, subject to Punch List Items; (iv) the Hotel is fully furnished, fitted and equipped and ready to open for business to the public and operate under the Brand, subject to Punch List Items; (v) all contractors, subcontractors, suppliers, mechanics, materialmen and other persons or entities providing labor or materials for the construction and development of the Hotel shall have been paid in full (or adequate provision for payment of such persons or entities has been made to Buyer’s satisfaction), subject to Punch List Items and (vi) the Franchisor has approved the completion, furnishing and equipping of the Hotel and is prepared to commence (or authorize the commencement of) operation of the Hotel, and all of the other conditions set forth in the Franchise Agreement have been satisfied, subject to Punch List Items.

“Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 4.1.

“Third Party Consents” shall have the meaning set forth in Section 8.10.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Title Review Period” shall have the meaning set forth in Section 4.3.

“Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement and other related names are protected names or registered service marks of such hotel chain and cannot be transferred to Buyer by this Contract), provided that all such franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer.

“Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

“Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;
EARNEST MONEY DEPOSIT

          2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its affiliates and/or assigns (as permitted under Section 16.2 below), and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises (other than any hotel franchises assumed by Buyer), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions and FF&E Leases.

          2.2 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Thirteen Million Nine Hundred Eight Thousand and No/100 Dollars ($13,908,000.00) (the “Purchase Price”) based upon a room count of 122. The purchase price shall be reduced by (i) an amount equal to twenty percent (20%) of the amount $10,401,898.00 exceeds the actual construction costs and (ii) an amount equal to forty percent (40%) of the amount $2,031,676.00 exceeds FF&E costs.

          2.3 Allocation. Buyer and Seller shall attempt to agree on an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

          2.4 Payment. The portion of the Purchase Price, less: (a) the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below) and (b) the Escrow Funds, shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer, and the Escrow Funds shall be deposited into an escrow account pursuant to the Post-Closing Agreement as contemplated by Section 8.14.

          2.5 Earnest Money Deposit.

                    (a) Within three (3) Business Days after the full execution and delivery of this Contract, Buyer shall deposit the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the

Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall subject to Section 16.16 below, within three (3) Business Days after the later to occur of (a) the expiration of the Review Period or (b) the date Seller closes the Construction Loan (defined below), deposit the Additional Deposit with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit.”

                    (b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement in the form attached hereto as Exhibit G and dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes.

ARTICLE III
REVIEW PERIOD

          3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is thirty (30) days following the date of this Contract, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within two (2) Business Days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

                    (a) All Warranties currently in effect and Licenses relating to the Hotel or any part thereof;

                    (b) If there is an existing Hotel, income and expense statements and budgets for the Hotel, for the current year to date (the “Financial Statements”), and the Seller shall provide to Buyer copies of all income and expense statements generated by the Seller or any third party that relate to the operations of the Hotel and that contain information not included in the financial statements, if any, provided to Buyer by the Manager, provided that Seller also agrees to provide to Buyer’s auditors and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.11, below;

                    (c) To the extent existing, all real estate and, if applicable, personal property tax statements, with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year, or for such years as Seller has owned the Property;

                    (d) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Land or the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;

                    (e) To the extent existing, all FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements, if any, for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

                    (f) All notices received from governmental authorities in connection with the Land for the current year and each of the two(2) calendar years prior to the current year (or for such years as Seller has owned the Property) and all other notices received from governmental authorities received at any time during Seller’s ownership of the Property that relate to any noncompliance or violation of law that has not been corrected.

Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the Property and the Plans and Specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

          3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable advance notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Seller shall have the right to have its representative present during Buyer’s physical inspections of its Property, provided that failure of such Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property or the construction of the Improvements, and pay the costs of all such inspections. Buyer shall perform any physical inspections of the Property at its own risk. Buyer may not conduct a Phase II environmental site assessment or any other invasive environmental procedure without the prior written consent of Seller.

          3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies.

ARTICLE IV
SURVEY AND TITLE APPROVAL

          4.1 Survey. Seller has delivered to Buyer true, correct and complete copies of the most recent surveys of the Real Property. In the event that an update of a survey or a new survey (such updated or new surveys being referred to as the “Surveys”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto; provided, however, Seller shall provide, at its sole cost and expense, an as-built survey when the Hotel is substantially complete.

          4.2 Title. Seller has delivered to Buyer Seller’s existing title insurance policy, including copies of all documents referred to therein, for the Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain for the Property (i) a Commitment for Title Insurance (each, a “Title Commitment”) issued by Chicago Title Company, Attn: Debby Moore, 5501 LBJ Freeway, Suite 200, Dallas, Texas 75240 (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. If requested by Seller, Buyer shall promptly provide Seller with a copy of the Title Commitment issued by the Title Company.

          4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same on or before the expiration of the Review Period (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same, except as otherwise provided in Section 9.1. If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) days after Seller’s receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, then Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the Title Review Period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) and all Leases showing on the Title Commitment are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness or any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing.

ARTICLE V
MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

At or prior to the Closing, Seller shall terminate any existing management agreement and the Existing Franchise Agreement, and Seller shall be solely responsible for all claims and liabilities arising thereunder on, prior to or following the Closing Date. As a condition to Closing, Buyer shall enter into the Franchise Agreement, effective as of the Closing Date, containing terms and conditions acceptable to Buyer (including, without limitation, such terms and conditions as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure), provided, however, that Buyer shall use its commercially reasonable efforts to obtain such Franchise Agreement, and provided, further, that Buyer shall not be entitled, as a condition to Closing, to require a new Franchise Agreement containing economic terms more favorable to the owner or franchisee than the economic terms of the Existing Franchise Agreement or that differ in any other material respect from the form of franchise agreement which Buyer and Franchisor have negotiated previously as their standard form of franchise agreement. Seller shall negotiate a one-time free right of transfer in the Existing Franchise Agreement which shall permit Buyer to obtain a new Franchise Agreement at no cost to Buyer (other than Buyer’s costs of review), and Buyer shall cooperate with Seller in this respect and shall make good faith efforts to obtain a waiver of all fees from Franchisor. In the event Seller is unable to secure this one-time free right of transfer, Seller shall reimburse Buyer at Closing for any franchise/application fees imposed by Franchisor on Buyer. Seller shall be responsible for paying all costs related to the termination of any existing management agreement and shall indemnify and hold Buyer harmless from and against any and all claims from any persons claiming under any management agreement other than the management agreement entered into between Buyer and Manager. Seller shall be responsible for paying all reasonable and actual costs of the Franchisor related to the termination of the Existing Franchise Agreement. Seller shall use best efforts to promptly provide all information required by the Franchisor in connection with the new Franchise Agreement, and Seller and Buyer shall diligently pursue obtaining each the same.

ARTICLE VI
BROKERS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII
REPRESENTATIONS, WARRANTIES AND COVENANTS

          7.1 Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as follows:

                    (a) Authority; No Conflicts. Seller is a limited liability company duly formed, validly existing and in good standing in the State of North Carolina. Seller has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract, and this Contract is hereby binding and enforceable against Seller. Neither the execution nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Seller’s Hotel.

                    (b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

                    (c) Bankruptcy. None of Seller, or, to Seller’s knowledge, any of its or their partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

                    (d) Property Agreements. The assets constituting the Property to be conveyed to Buyer hereunder shall constitute all of the property and assets to be used in connection with the operation and business of the Hotel. There are no, and as of the Closing there shall be no, leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) binding upon the Property, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases to which Seller becomes a party with the approval of Buyer or which Buyer may enter into before the Closing. As of the Closing, any Service Contracts, Leases, Warranties and FF&E Leases to which Seller has become a party with the approval of Buyer shall be in full force and effect, and no default shall have occurred and be continuing thereunder and no circumstances shall exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has, and as of the Closing no party shall have, any right or option to acquire the Property or any portion thereof, other than Buyer.

                    (e) Pending Claims. Seller has not received written notice of: (i) claims, demands, litigation, proceedings or governmental investigations pending or threatened against Seller, the Manager or any Affiliate of any of them (collectively, “Seller Parties”) or related to the business or assets of the Hotel, except as set forth on Exhibit F attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes except as set forth in the Title Commitment or (iii) pending or threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

                    (f) Environmental. With respect to environmental matters, to Seller’s knowledge and except as otherwise disclosed in the environmental reports and documents identified in Exhibit E, (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to or from the Real Property, except as disclosed in the reports and documents set forth on Exhibit E attached hereto and incorporated herein by reference, (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chlorine for the swimming pool, all of which are stored on the Property in strict accordance with applicable Environmental Requirements and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or threatened, (v) there is not currently and, to Seller’s actual knowledge, never has been any mold, fungal or other microbial growth in or on the Real Property, or existing conditions within buildings, structures or mechanical equipment serving such buildings or structures, that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, and (vi) except as disclosed on Exhibit E, there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Seller’s Affiliates, consultants, contractors or agents. As used in this

Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

                    (g) Title and Liens. Except for Seller Liens to be released at Closing, Seller has good and marketable fee simple absolute title to the Real Property, subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.

                    (h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are available at the boundaries of the Land and Seller is entitled to connect the Hotel thereto, and upon connection to the Hotel and payment of all connection or “tap on”, usage and similar fees to be paid by Seller, which Seller hereby agrees to pay, such utilities shall be sufficient and available to service the Hotel.

                    (i) Licenses, Permits and Approvals. Seller has not received any written notice, and Seller has no Knowledge that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. Seller has or by Closing shall have received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit is in full force and effect, and will be received and in full force and effect as of the Closing. Subject to Section 8.10 below, no licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel, to Seller’s knowledge requires any approval of a governmental authority for transfer of the Property.

                    (j) Financial Statements. If the Property consists of an existing hotel, Seller has delivered copies of all (i) Financial Statements for the Hotel, (ii) operating statements prepared by the Manager for the Hotel, (iii) monthly financial statements prepared by the Manager for the Hotel and (iv) independently audited financial statements for the Hotel (“Audits”). Each of such statements is, to Seller’s knowledge, complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements and Audits in connection with its ownership and operation of the Hotel, and there are no other independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Financial Statements and Audits prepared by or on behalf of the Manager, all of which have been provided to Buyer.

                    (k) Employees. All employees employed at the Hotel are the employees of the Seller. There are, to Seller’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Hotel is bound with respect to any employees employed at the Hotel.

                    (l) Operations. If the Property consists of an existing hotel, the Hotel has at all times been operated by Manager in accordance with all applicable laws, rules, regulations, ordinances and codes.

                    (m) Existing Management and Franchise Agreements. If the Property consists of an existing hotel, Seller has furnished to Buyer true and complete copies of the any existing management agreement and the Existing Franchise Agreement, which constitutes the entire agreement of the parties with respect to the subject matter thereof and which have not been amended or supplemented in any respect. There are no other management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, except for any Existing management agreement and the Existing Franchise Agreement. If the Property consists of an existing hotel, the Improvements comply with, and the Hotel is being operated in accordance with, all requirements of the Existing Franchise Agreement and all other requirements of the Franchisor, including all “brand standard” requirements of the Franchisor. The Existing Franchise Agreement is in full force and effect, and shall remain in full force and effect until the termination of the Existing Franchise Agreement at Closing, as provided in Article V hereof. No default has occurred and is continuing under any existing management agreement or the Existing Franchise Agreement, and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

                    (n) Architect and Contractor. The Franchisor has approved the Architect to design the Hotel and the Contractor to serve as the general contractor for the construction of the Hotel.

          7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

                    (a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the applicable Closing Date all necessary authorization of the Board of Directors of Buyer to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

                    (b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

                    (c) Financial Ability. Buyer has the financial ability to perform its obligations under this Contract and to close the transaction contemplated by this Contract. Buyer is not now insolvent and will not be rendered insolvent by the transaction contemplated by this Contract. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Buyer exceeds the present fair saleable value of Buyer’s assets.

                    (d) Actions, Suits, Proceedings, Investigations. There is no pending or, to the Knowledge of Buyer, threatened action, suit, proceeding or investigation before or by any court, governmental body or agency to restrain or prevent the consummation of the transactions contemplated under this Contract or that might affect the right of Buyer to perform its obligations under this Contract.

          7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of one (1) year and shall not be deemed to merge into or be waived by any Seller’s Deed or any other closing documents.

ARTICLE VIII
ADDITIONAL COVENANTS

          8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall use its best efforts to keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

          8.2 Construction of Hotel.

                    (a) Subject to the terms and conditions of this Contract, Seller shall (i) construct the Hotel on the Land (a) in a good, workmanlike and diligent manner, (b) in accordance with development standards for comparable projects, (c) in compliance in all material respects with the Plans and Specifications approved by Franchisor and with all Legal Requirements and (d) in accordance with all requirements of the Franchise Agreement and (ii) cause the Hotel to be fully equipped with the FF&E and otherwise fully furnished and stocked with merchandise, supplies, inventory and other Personal Property as required by the Franchise Agreement, including, without limitation, linens, bath towels and other supplies at least at a 2-par level for all suites or rooms of the Hotel, in each case such that the Hotel can be opened for business to the public and operated to full capacity under the Brand. All expenses of constructing, equipping and furnishing the Hotel in accordance with this Contract shall be the sole responsibility of Seller, and Buyer shall have no obligation whatsoever to adjust the Purchase Price or pay any additional costs as a result of unforeseen events or circumstances affecting the cost of constructing, equipping or furnishing the Hotel.

          8.3 Plans and Specifications. Prior to the expiration of the Review Period, Seller shall submit to Buyer and Franchisor the then-current versions of the plans and specifications for the construction of the Hotel prepared by the Architect. When finalized by the Architect, but no later than sixty (60) days after the date of this Contract, Seller shall submit such plans and specifications to Buyer and Franchisor for approval. Buyer’s approval of such plans and specifications shall not be unreasonably withheld, conditioned or delayed, provided such plans and specifications comply with the schematic design drawings approved by Buyer during the Review Period, comply with all applicable building codes and comply with Franchisor’s requirements for the Home2 Suites brand. Buyer shall have thirty (30) days after receipt thereof in which to approve of such plans and specifications. If Buyer objects to any part of such plans and specifications, Buyer may provide Seller with written notice of its objection to same within such thirty (30) day period and Buyer shall deliver a copy of such written notice simultaneously to Construction Lender. If Buyer fails to so object in writing to any such matter within such time, it shall be conclusively assumed that Buyer has approved same and at such time, Seller shall provide notice of the same to Construction Lender. If Buyer disapproves any part of the plans and specifications by written objection to Seller within such thirty (30) day period, Seller shall have the opportunity to cure such item within thirty (30) days of receiving Buyer’s written notice of objection. In the event Seller shall fail to cure such item within such thirty (30) day period, then Buyer may elect: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon and Buyer shall notify Construction Lender in writing of its decision, if applicable. Seller shall obtain the approval of the Franchisor and Buyer with respect to all subsequent material changes to such plans and specifications, such approval by Buyer not to be unreasonably withheld, conditioned or delayed. Such plans and specifications and all revisions thereto, as approved by the Franchisor and Buyer, shall constitute the “Plans and Specifications” for purposes of this Contract.

          8.4 Commencement of Construction; Substantial Completion. Seller shall use commercially reasonable efforts to obtain, or cause the Contractor to obtain, a building permit and all other permits, licenses and approvals of governmental authorities required for the construction, equipping and furnishing of the Hotel in accordance with the Plans and Specifications and this Contract, and, if construction has not already commenced, shall cause the Contractor to commence construction of the Hotel not later than December 31, 2010. Thereafter, Seller shall diligently pursue construction of the Hotel in accordance with this Contract and shall cause the Contractor to Substantially Complete the Hotel no later than March 31, 2012, subject only to delays caused by Force Majeure. Seller shall promptly notify Buyer of each event or condition of Force Majeure and the anticipated delay caused thereby.

          8.5 Inspections. Buyer shall have the right to inspect the Property to monitor and observe the development and construction of the Hotel. All such inspections shall require reasonable prior notice to Seller and shall be conducted in a manner that will minimize any interference with the development and construction of the Hotel. Buyer shall indemnify, defend and hold Seller harmless from and against any and all expenses, costs and liabilities (including but not limited to reasonable attorneys’ fees) for damage or injury to persons or property arising out of or relating to its entry onto the Land for any such inspections.

          8.6 Punch List. Upon notification from the Contractor that the Hotel is Substantially Completed and ready for inspection, Seller shall prepare a “punch list” with the assistance of the Architect and the Franchisor. Seller acknowledges that final acceptance of the work on the Hotel shall be made only with the approval of Buyer and the Franchisor. The costs of completing the Punch List Items that are not completed as of the date of Closing, as reasonably estimated by the Seller with the approval of Buyer, such approval not to be unreasonably withheld, plus fifty percent (50%) of such costs, shall be retained by the Title Company from the Purchase Price and shall be disbursed to Seller only upon Buyer’s reasonable determination that all of the Punch List Items have been satisfactorily completed. Seller shall correct or complete all Punch List Items, or cause the same to be corrected or completed, at Seller’s expense, with all diligence and in any event within sixty (60) days after Substantial Completion of the Hotel.

          8.7 Pre-Opening Program. It is contemplated that certain activities must be undertaken prior to the Closing Date so that the Hotel can function in an orderly and businesslike manner at the Effective Time (“Pre-Opening Program”), which Pre-Opening Program shall be developed by Buyer and Buyer’s proposed manager. Seller shall cooperate in good faith with and be responsible for the costs of the Pre-Opening Program (subject to the limitation contained below) and shall provide the Franchisor and Buyer reasonable access to the Property at least six (6) months in advance of the Closing in order to conduct their activities related to the Pre-Opening Program; provided that the Pre-Opening Program shall not be permitted to interfere with or delay the activities of Seller in completing the Hotel. Seller shall pay in a timely manner all costs associated with the Pre-Opening Program or otherwise related to the pre-opening operations of the Property, in accordance with the Pre-Opening Budget attached hereto as Exhibit “I”, up to but not including the Effective Time, regardless of when such costs are payable, provided, however, that in no event shall Seller be responsible for such costs in excess of Two Hundred Forty-One Thousand Eight Hundred Dollars ($241,800.00) (the “Pre-Opening Costs”). Seller shall also fund all working capital accounts, reserve accounts and other accounts required under the Management Agreement or the Franchise Agreement, to be funded before the Effective Time. Notwithstanding the foregoing, at the Closing, Seller shall receive a credit in an amount equal to all such accounts funded by Seller before the Closing Date, provided that (i)

such accounts were required by the Franchisor or otherwise approved by Buyer (which approval shall not be unreasonably withheld), and (ii) Seller shall not receive a credit for any account to the extent that the same is intended to cover Pre-Opening Costs.

          8.8 Construction Warranty. At the Closing, to the extent assignable, Seller shall assign to Buyer all construction warranties with respect to the Hotel, which assignment shall be in form and substance reasonably satisfactory to Buyer, including a warranty by the Contractor, for the period ending not sooner than one (1) year after the date the Hotel is Substantially Completed, in the form of the warranty attached hereto as Exhibit H (the “Construction Warranty”).

          8.9 Other Obligations of Seller Before Closing. From and after the date hereof through the Closing on the Property Seller shall comply with the existing management agreement and the Existing Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:

                    (a) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

                    (b) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

                    (c) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Property or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Property;

                    (d) Except with respect to utility and related easements and agreements that do not interfere with the operation of the Hotel and do not affect the marketability of title to the Real Property, not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

                    (e) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the construction, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated.

                    (f) Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

          8.10 Third Party Consents. Prior to the Closing Date, Seller shall, at its expense, (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotel to

Buyer, or (y) which, if not obtained, would materially adversely affect the operation of the Hotel and (ii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).

          8.11 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letter. The provisions of this Section shall survive Closing or termination of this Contract.

          8.12 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

          8.13 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

                    (a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract;

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract;

(iv) any claim made or asserted by an employee of Seller arising out of such Seller’s decision to sell the Property; and

(v) the conduct and operation by or on behalf of Seller of the Hotel or the ownership, use or operation of the Property prior to Closing.

                    (b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii) the conduct and operation by or on behalf of Buyer of the Hotel or the ownership, use or operation of the Property after the Closing; and

(iii) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

                    (c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

                    (i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.13, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

                    (ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

                    (iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

                    (iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

                    (v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

          8.14 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, an amount equal to Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Escrow Funds”) shall be withheld from the Purchase Price payable to a Seller and shall be deposited for a period of one (1) year in an escrow account with the Title Company pursuant to an escrow agreement reasonably satisfactory in form and substance to Buyer and Seller (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract. If no claims have been asserted by Buyer against Seller, or all such claims have been satisfied, within such one-year period, the Escrow Funds deposited by the Seller shall be released to the Seller.

ARTICLE IX
CONDITIONS FOR CLOSING

          9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

                    (a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

                    (b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

                    (c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by such Seller, as and when required hereunder.

                    (d) Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

                    (e) The Escrow Funds shall have been deposited in the escrow account pursuant to the Post-Closing Agreement and the parties thereto shall have entered into the Post-Closing Agreement.

                    (f) The Hotel shall be Substantially Completed.

                    (g) Any existing management agreement and the Existing Franchise Agreement shall have been terminated

                    (h) The Franchisor shall have executed and delivered the Franchise Agreement as provided in Article V.

                    (i) Buyer shall have obtained an as-built plat of survey of the Property completed, dated within 30 days of the Closing Date and prepared in compliance with the then-current ALTA/ACSM standards for urban properties, and such plat of survey shall not disclose any encroachments, boundary line discrepancies or other survey matters that, in Buyer’s reasonable judgment, would materially adversely affect the use, operation or value of the Property and did not exist as of the date that Buyer first received such survey.

                    (j) Buyer shall have obtained an ALTA owner’s title insurance policy (or, if an ALTA form of policy is not customarily issued in the state in which the Real Property is located, in the form customarily issued in such state), issued by the Title Company pursuant to the Title Commitment, insuring Buyer’s fee simple ownership in the Real Property (i) with an effective date as of the Closing Date, (ii) with no exceptions for filed or unfiled mechanics’ and materialmen’s liens, (iii) with no exceptions for encroachments or other matters of survey unless existing as of the date that Buyer first received the Title Commitment and disclosed by the Title Commitment or approved by Buyer and (iv) with no other exceptions to title other than the Permitted Exceptions and normal and customary utility and similar easements and agreements.

          9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

                    (a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

                    (b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

                    (c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, Closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

ARTICLE X
CLOSING AND CONVEYANCE

          10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on the date on which the Hotel opens for business to the public in accordance with the Franchise Agreement, or as soon as practical thereafter, but in no event later than fifteen (15) Business Days after Substantial Completion of the Hotel, provided that all conditions to Closing by Buyer hereunder have been satisfied. Buyer will provide Seller at least five (5) days prior written notice of the Closing Date selected by Buyer. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Seller. Regardless of the Closing Date, the Closing shall be effective as of 12:01 a.m. on the date which is the later of (i) the Substantial Completion Date or (ii) the date on which the Hotel opens for business to the public in accordance with the Franchise Agreement (the “Effective Time”).

          10.2 Deliveries of Seller. At Closing, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing):

                    (a) Deed. A General Warranty Deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

                    (b) Bills of Sale. A Bill of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property.

                    (c) Existing Management and Franchise Agreement. The termination of the existing management agreement and the Existing Franchise Agreement.

                    (d) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit C hereto (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel.

                    (e) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

                    (f) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue said irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title to the Real Property constituting part of the Property, subject only to the Permitted Exceptions in the amount of the Purchase Price.

                    (g) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases,

and estoppel certificates from tenants under Leases and the lessors under FF&E Leases in form and substance acceptable to Buyer.

                    (h) Vehicle Titles. If applicable, the necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations.

                    (i) Authority Documents. Certified copy of resolutions of the Board of Directors of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which the Property is located.

                    (j) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, in form reasonably acceptable to Seller, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

                    (k) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

                    (l) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

          10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following:

                    (a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

                    (b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the Closing documents on behalf of Buyer have full right, power and authority to do so.

                    (c) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, in form reasonably acceptable to Buyer, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

                    (d) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI
COSTS

All Closing costs shall be paid as set forth below:

          11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, sales, use and bulk transfer taxes or like taxes on or in connection with the transfer of the Real Property and the Personal Property constituting part of the Property pursuant to the Bill of Sale, in each case except as otherwise provided in Section 12, and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall be responsible for all costs related to the termination of any existing management agreement and the Existing Franchise Agreement as provided in Article V. Seller shall also be responsible for any costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property. Seller shall also be responsible for all Pre-Opening Costs to the extent provided in Section 8.7. Seller shall pay the sales/use taxes attributed to the transfer of the Personal Property.

          11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV and the per page recording charges for the Deed (if applicable).

ARTICLE XII
ADJUSTMENTS

          12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties of the income and expenses related to the Property shall be made as of the Effective Time, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the existing management agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles.

                    (a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Effective Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

                    (b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Effective Time for services prior thereto, which charges shall be allocated to Seller. Charges accruing after the Effective Time shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

                    (c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Effective Time.

                    (d) Accounts. All working capital accounts, reserve accounts and escrow accounts (including all FF&E accounts), petty cash, cash in cash registers and cash in vending machines but excluding amounts held in tax and insurance escrow accounts and utility deposits to the extent excluded from the definition of Deposits) held by or on behalf of Seller, the Manager or the Franchisor with respect to the Hotel shall become the property of Buyer at Closing without Buyer being required to fund the same. Notwithstanding the foregoing, at the Closing, Seller shall receive a credit in an amount equal to all such accounts funded by Seller before the Closing Date, provided that (i) such accounts were required by the Franchisor or otherwise approved by Buyer (which approval shall not be unreasonably withheld), and (ii) Seller shall not receive a credit for any account to the extent the same is intended to cover Pre-Opening Costs for which Seller is responsible and which have not been paid as of the Closing.

                    (e) Advance Deposits, etc. All income generated by the Hotel, including receipts from guest room or suite rentals, all prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or services, whether attributable to the period before the Effective Time or to the period after the Effective Time, shall be credited to Buyer.

                    (f) Other Costs. All other costs attributable to the period before the Effective Time, including the cost of property and liability insurance and all Pre-Opening Costs, shall be allocated to Seller (subject to the limitations provided in Section 8.7), and all costs attributable to the period after the Effective Time shall be allocated to Buyer.

                    (g) Accounts Payable. Any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to the Seller or the Property for the periods prior to the Effective Time shall be allocated to the Seller.

          12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within one hundred twenty (120) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

          12.3 Employees. Unless Buyer or the Manager expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, if Manager so elects, such employees shall become employees of the Manager or an affiliate of Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Effective Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, in accordance with the existing management agreement, for the purposes of the adjustments to be made as of the Effective Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer, in accordance with the New Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the any existing management agreement.

ARTICLE XIII
CASUALTY AND CONDEMNATION

          13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

          13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of the Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of Three Hundred Thousand and No/100 Dollars ($300,000.00) in value, provided, however, that no casualty loss or damage shall be “substantial” if such casualty loss or damage is capable of being cured by Seller prior to Closing.

          13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible (if such amount shall not have already been paid to the insurer) and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same (subject to Construction Lender’s approval), in which event the Closing shall occur without Seller replacing or repairing such damage. In the case of damage or casualty, at Buyer’s election, Seller shall repair and restore the Property to its condition immediately prior to such damage or casualty and shall assign to Buyer all excess insurance proceeds. Notwithstanding anything to the contrary in this Section 13.3, all insurance proceeds and condemnation awards shall be paid to Construction Lender pursuant to the Construction Loan documents, until such time as the Construction Loan has been paid in full.

ARTICLE XIV
DEFAULT REMEDIES

          14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for fifteen (15) days following written notice from Seller (provided no notice shall extend the time for Closing), then at Seller’s election by written notice to Buyer, (i) this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder or (ii) Seller may treat this Contract as being in full force and effect by written notice to Buyer delivered to Buyer at any time prior to the completion of such cure, in which event the Seller shall have the right to an action against Buyer for specific performance.

          14.2 Seller Default. If Seller defaults under this Contract, and such default continues for thirty (30) days following written notice from Buyer to Seller and Construction Lender, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller and Construction Lender, delivered to Seller and Construction Lender at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller and Construction Lender, delivered to Seller and Construction Lender at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against Seller for specific performance and all other rights and remedies available at law or in equity.

          14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV
NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Suites Realty Group, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Sam Reynolds Fax No.: (804) 344-8129

with a copy to:	Apple Suites Realty Group, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Legal Dept. Fax No.: (804) 344-8129

AND

RBC Bank (USA) 131 N. Church Street Rocky Mount, NC 27807 Attention: W. Mahler Thorp

If to Seller:	The Generation Companies, LLC 1822 N.C. Highway 54 East, Suite 300 Durham, North Carolina 27713 Attention: H. Mark Daley, III Fax No.: (919) 361-9009

with a copy to:	Poyner Spruill LLP 301 Fayetteville Street, Suite 1900 Raleigh, North Carolina 27601 Attention: Joseph B. Dempster, Jr. Fax No.: (919) 783-1075

AND

RBC Bank (USA) 131 N. Church Street Rocky Mount, NC 27807 Attention: W. Mahler Thorp

Addresses may be changed by the parties hereto by written notice in accordance with this Section. Any notice allowed hereunder may be given by a party’s legal counsel.

ARTICLE XVI
MISCELLANEOUS

          16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

          16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns. Notwithstanding the foregoing, neither Buyer nor Seller may assign its interest in this Contract or any of its rights or duties hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as follows

                    (a) Seller may assign, and Buyer’s consent shall not be required in connection with: (i) an assignment of Seller’s interests hereunder to a newly-formed entity in which Seller has an ownership interest and is the controlling officer or member, and (ii) an assignment of Seller’s interests hereunder to Construction Lender (as defined below).

                    (b) Buyer may assign, and neither Seller’s nor Construction Lender’s consent shall be required in connection with an assignment of Buyer’s interests hereunder to a newly-formed entity in which Buyer or its upstream affiliates has a 100% ownership interest; provided, however, no assignment shall relieve Buyer of its obligations hereunder.

          16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

          16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the the state in which the Land is located (without regard to conflicts of law principles).

          16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

          16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and

Seller’s legal counsel and lender, Buyer’s consultants and agents, the Manager, the Franchisor and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.

          16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

          16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

          16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

          16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

          16.11 (Intentionally Omitted)

          16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder provided that such acts, deeds, instruments or agreements are at no expense to the parties hereto, do not waive any right or remedy of the parties hereto and do not submit the parties hereto to liability.

          16.13 Joint and Several Obligations. If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

          16.14 Notice of Proposed Listing. In the event that the sale of the Property contemplated by this Contract is consummated, if at any time during the five (5) year period commencing on the date of execution of this Contract by Buyer and Seller, Seller or any of its

Affiliates propose to list for sale any Hilton or Marriott-branded hotel property or properties owned, acquired, constructed or developed by Seller or its Affiliates and located within a ten (10)-mile radius of the Hotel (any such other hotel property being referred to as an “Other Property”), Seller shall promptly deliver to Buyer written notice thereof and Buyer shall have the right to see and participate in the offering and/or otherwise make an offer to purchase any such Other Property.

          16.15 Construction Loan.

                    (a) As a condition to Closing in favor of Buyer and Seller, Seller shall have secured financing sufficient for the construction of the Hotel (the “Construction Loan”) on terms and conditions acceptable to Seller in its sole and absolute discretion. Should Seller be unable to secure such financing on terms acceptable to Seller in its sole and absolute discretion, on or before December 31, 2010, then any time prior to January 31, 2011 Buyer or Seller may terminate this Contract by written notice to the other, whereupon: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) Seller shall reimburse Buyer for its out of pocket diligence costs in an amount not to exceed $25,000, (iii) this Contract shall be terminated automatically, (iv) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (v) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ respective obligations pursuant to Sections 3.3 and 16.6 above.

          16.16 No Third Party Beneficiary. No agreement or funding arrangement between Seller and Construction Lender shall be construed as existing for the benefit of Buyer or be enforceable by Buyer.

          16.17 Title to Land. Buyer acknowledges that as of the date of this Contract, Seller does not own legal title to the Land; however, Seller warrants that it has entered into a contract to acquire the Land on or about December 31, 2010 (the “Land Agreement”). If this Contract has not been earlier terminated, Seller shall provide Buyer with not more than 10 days prior notice of imminent closing on the Land pursuant to the Land Agreement whereupon Buyer shall within two (2) business days prior to the closing under the Land Agreement, deposit the Additional Deposit with Escrow Agent. Notwithstanding anything contained herein to the contrary, if Seller does not acquire legal title to the Land on or before December 31, 2010, then any time prior to January 31, 2011(but in any event before Seller acquires legal title to the Land), Buyer may terminate this Contract by written notice to Seller, whereupon: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) Seller shall reimburse Buyer for its out of pocket diligence costs in an amount not to exceed $50,000, (iii) this Contract shall be terminated automatically, (iv) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (v) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ respective obligations pursuant to Sections 3.3 and 16.6 above.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

BUYER:

APPLE SUITES REALTY GROUP, INC., a Virginia corporation

By:	/s/ David Buckley

Name: David Buckley
Title: Vice President

SELLER:

THE GENERATION COMPANIES, LLC,
a North Carolina limited liability company

By:	/s/ H. Mark Daley III

Name: H. Mark Daley III
Title: President

EXHIBIT “A”

LEGAL DESCRIPTION OF LAND

EXHIBIT B

LIST OF FF&E

To be provided by Seller at least 15 Business Days prior to Closing

EXHIBIT C

LIST OF HOTEL CONTRACTS

EXHIBIT C-1 - Seller’s Hotel Contracts

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT C-2 - Other Hotel Contracts

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT D

CONSENTS AND APPROVALS

          A. Consents Under Hotel Contracts

To be provided by Seller and approved by Buyer during the Review Period

          B. Consents Under Other Contracts

To be provided by Seller and approved by Buyer during the Review Period

          C. Governmental Approvals and Consents

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT E

ENVIRONMENTAL REPORTS

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT F

CLAIMS OR LITIGATION PENDING

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT G

ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (this “Agreement”) made the ___ day of _______, 2010 by and among THE GENERATION COMPANIES, LLC, a North Carolina limited liability company (“Seller”), APPLE __________________________, a Virginia corporation, or its assigns (“Buyer”), and CHICAGO TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

          WHEREAS, pursuant to the provisions of Section 2.5 of that certain Purchase Contract dated _______ ___, 2010 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Earnest Money Deposit as defined in the Contract (the “Deposit”); and

WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:
                       1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall invest the Deposit as directed by Buyer.

                       2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Agreement.

                       3. A. Buyer shall be entitled to an immediate return of the Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent stating that Buyer has elected to terminate the Contract pursuant to Section 3.1.

                         B. If at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Deposit or applicable portion thereof and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of Buyer’s Notice to Seller. Seller shall have five (5) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

                         C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have five (5) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

                    4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

                    5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

                         B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

                         C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the

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same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

                    6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

                        B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

                    7. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

(i)	If addressed to Seller, to:

The Generation Companies, LLC 1822 N.C. Highway 54 East, Suite 300 Durham, North Carolina 27713 Attention: H. Mark Daley, III Fax No.: (919) 361-9009

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with a copy to:

Poyner Spruill LLP 301 Fayetteville Street, Suite 1900 Raleigh, North Carolina 27601 Attention: Joseph B. Dempster, Jr. Fax No.: (919) 783-1075

(ii)	If addressed to Buyer, to:

Apple Suites Realty Group, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attn: Nelson Knight
Fax No.: (804) 344-8129

with a copy to:

Apple Suites Realty Group, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attn: Legal Dept.
Fax No.: (804) 344-8129

(iii)	If addressed to Escrow Agent, to:

Chicago Title Company
Attn: Debby Moore
5501 LBJ Freeway, Ste. 200
Dallas, Texas 75240
Fax No.: (214) 570-0210

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

                    8. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

                    9. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

[Signature on Next Page]

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          IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

THE GENERATION COMPANIES, LLC

By:

Name:

Title:

BUYER:

APPLE SUITES REALTY GROUP, INC.

By:

Name:

Title:

ESCROW AGENT:

CHICAGO TITLE COMPANY

By:

Name:

Title:

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EXHIBIT H

CONSTRUCTION WARRANTY

          The Contractor hereby warrants to Seller and Buyer that all materials and equipment furnished with respect to the Property are new and the work performed by the Contractor with respect to the Property is of good and workmanlike quality, free from faults and defects, and in conformance with all contract documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective. The foregoing warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by Seller or Buyer, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

          The Contractor hereby guarantees to Seller and Buyer all work performed and materials and equipment furnished with respect to the Property against defects in materials and workmanship for a period of one year from the date of substantial completion of the entire Property, or for a longer period if so specified in the contract documents.

          The Contractor shall, within a reasonable time after receipt of written notice thereof, and without reimbursement under the construction contract, make good any defects in materials, equipment and workmanship which may develop within periods for which said material, equipment and workmanship are guaranteed and make good any damage to other work caused by the repairing of such defects.

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EXHIBIT I

PRE-OPENING BUDGET

		BUDGET

Guest Supply--Rooms		$40,000
Guest Room & Pool Linen		$55,000
Restaurant/ Displayware/Flatware/Small Wares		$15,000
P & G--Laundry & Housekeeping Supplies		$2,800
Rising Signs/Focus Services		$5,000
Snack Shop Supplies		$2,300
Business Center Computers/Printer		$2,200
Sysco--Breakfast food		$2,500
HD Supply-Maintenance		$9,000
Staff Uniforms		$5,000
Front Desk		$7,000
Memberships & Promotional items		$4,000
Pre-Opening Advertising/Sales		$6,000
Hilton Training		$22,000
Preopening Payroll **		$60,000
Pre-Opening Travel		$4,000

Total	Total	$241,800

** Pre Opening Payroll	Budget

General Manager	$23,000
Director of Sales	$13,300
Guest Service Manager	$3,500
House Keeping Manager	$2,500
Maintenance Engineer	$2,500
Front Desk& Audit	$7,200
Room Attendant & Laundry	$7,000
Houseman	$1,000
Total	$60,000